Exhibit 99.1

ADPT News - For Immediate Release

ADEPTUS HEALTH REPORTS THIRD QUARTER 2015 RESULTS AND RAISES FULL YEAR GUIDANCE

 Systemwide Revenue Increased 89%

Net Operating Revenue Increased 53%

Adjusted EBITDA Increased 166%

Lewisville, Texas (October 22, 2015) — Adeptus Health Inc. (NYSE: ADPT) (“ADPT” or the “Company”), the largest operator of freestanding emergency rooms in the U.S., announced its results for the third quarter ended September 30, 2015. All comparisons included in this release are for the same period in the prior year, unless otherwise noted.

Third Quarter 2015 Highlights:

•	Systemwide net patient services revenue was $109.0 million versus $57.6 million in prior year, an increase of 89%;

•	Net operating revenue was $88.2 million versus $57.6 million in prior year, an increase of 53%;

•                 Adjusted EBITDA was $18.6 million versus $7.0 million in prior year, an increase of 166%;

•                 Adjusted earnings per share was $0.31 and GAAP earnings per share was $0.05;

•                Net income attributable to Adeptus Health Inc. was $0.7 million;

•                Cash flow provided by operating activities was $4.0 million versus a usage of $14.1 million in prior year; and

•               The Company opened six freestanding facilities during the third quarter 2015.

2015 Guidance

Based on our strong performance in the third quarter of 2015 and continued full year growth plans including 24 freestanding facilities and two new hospitals, we are raising our annual guidance.  We expect systemwide net patient services revenue, which includes revenue from our unconsolidated joint ventures, of $405.0 million to $410.0 million for the full year 2015. We expect Adjusted EBITDA of $73.0 million to $75.0 million and Adjusted earnings per share of $1.20 to $1.25 for the full year 2015.

Results of Operations for the Third Quarter 2015

Thomas S. Hall, Chairman and CEO, stated, “We are pleased with the third quarter results and the progress we are making in executing our strategy. During the quarter, we opened six additional freestanding emergency rooms, announced entry into our fourth state through a new partnership with Ochsner Health System in Louisiana, and prepared to open our second hospital.  As we continued to deliver on our growth plan, we further strengthened our financial position by closing on a  new $175 million senior credit facility, which will both lower our borrowing costs and enhance our flexibility in funding our growth going forward. We are especially proud of the role we, and our partners, are playing in expanding access to the highest quality emergency care in more and more communities.

So far this year, ADPT has opened 22 new facilities, including 12 freestanding emergency facilities in Texas, five freestanding emergency facilities in Colorado, which are part of our partnership with University of Colorado Health and our first hospital, and four freestanding emergency facilities in Arizona with partner, Dignity Health. ADPT will open its second hospital in Dallas-Fort Worth in Q4 2015. Additionally, construction has begun on two hospitals in Colorado and one in Houston, Texas.

For the third quarter of 2015, ADPT generated total net operating revenue of $88.2 million, an increase of 53%. Net operating revenue excludes revenue from 14 facilities in Colorado,  eight of which were consolidated in the prior year, and the Arizona hospital and its three freestanding facilities, which are accounted for as equity method investments. The increase was primarily attributable to the impact of patient volumes from the expansion of the number of consolidated freestanding facilities from 43 to 57 and annual gross charge increases, offset by the deconsolidation of our Colorado locations due to the UCHealth joint venture.

Adjusted EBITDA increased 166% to $18.6 million. This increase was primarily attributable to a $30.6 million increase in net operating revenue and a $4.5 million increase in equity in earnings of unconsolidated joint ventures, partially offset by increases in salaries, wages and benefits and other costs related to our growth initiatives. See "Non-GAAP Financial Measures Description and Reconciliation" and "Reconciliation of Adjusted EBITDA to Net Income (Loss)" below for further information related to Adjusted EBITDA and its reconciliation to net income (loss).

ADPT generated net income of $1.5 million for the quarter, of which $0.7 million was attributable to Adeptus Health Inc., compared to a net loss of $3.6 million from the prior year, of which $1.6 million was attributable to Adeptus Health Inc. The increase in net income was due to an increase of $30.6 million in net operating revenue and a $4.5 million increase in equity in earnings of unconsolidated joint ventures.  This increase was partially offset by increases in salaries, wages and benefits and other costs related to our growth initiatives and an increase in depreciation and amortization expense.

Adjusted earnings per share was $0.31 per share and GAAP earnings per share was $0.05 per share for the quarter. Adjusted earnings per share is calculated using a weighted average of both Class A and Class B common shares outstanding, which was an aggregate of 20,767,707 common shares at September 30, 2015. Adjustments for the quarter include $5.1 million of preopening costs associated with new facility openings, $0.8 million of stock compensation expense, $1.1 million related to public offerings of our Class A common stock and $0.7 million of other costs associated with our growth initiatives and an adjustment for taxes in order to establish a normalized tax rate of 35% for comparability purposes. See "Non-GAAP Financial Measures Description and Reconciliation" and "Earnings Per Share Reconciliation" below for further information related to Adjusted earnings per share and its reconciliation to net income (loss).

Systemwide Financial Results

For the third quarter of 2015, ADPT generated systemwide net patient services revenue of $109.0 million, an increase of 89%.  The increase was primarily attributable to the impact of increased patient volumes from the expansion of the number of freestanding facilities from 51 to 74, annual gross charge increases and the opening of the Dignity Health Arizona General Hospital, a full service general hospital located in Laveen, Arizona.

As of September 30, 2015,  14 freestanding facilities associated with our joint venture with University of Colorado Health and our Arizona hospital and its three freestanding facilities associated with our joint venture with Dignity Health were accounted for using the equity method. For consolidated subsidiaries, the Company’s financial statements reflect 100% of the revenues and expenses for these subsidiaries, after elimination of intercompany transactions and accounts. For our unconsolidated joint ventures, consolidated statements of operations reflect those earnings in two line items:

•	Equity in earnings of unconsolidated joint ventures, which represents our share of the net income or loss of each equity method joint venture based on our ownership percentage; and
•

Management and contract services revenues, which represent the Company’s combined income from management and contract services that are earned from managing the day-to-day operations and providing contract staffing of the facility.

As a result of this accounting treatment in our reported results, management supplementally focuses on non-GAAP systemwide metrics to analyze the results of operations. These systemwide metrics include systemwide net patient services revenue. Systemwide metrics treat our unconsolidated facilities as if they were consolidated. While the revenues earned at the unconsolidated facilities are not recorded in our consolidated financial statements, management believes systemwide net patient services revenue growth is important to understand the Company’s financial performance because it is used to interpret the sources of our growth and provide a growth metric incorporating the revenues earned by all affiliated facilities, regardless of the accounting treatment. As we execute on our strategy of partnering with health systems, management expects the number of our facilities accounted for under the equity method to increase relative to the total number of affiliated facilities.

Liquidity

At the end of the third quarter, the Company had cash of $46.3 million and $9.5 million available under its revolving credit facility.  Net cash flow from operations was $4.0 million for the third quarter.  At September 30, 2015, the Company had total long-term debt and capital lease obligations of $158.7 million and debt net of cash of $112.4 million.

In October 2015, the Company closed on a  new $175.0 million senior credit facility.  The new senior credit facility includes a $50.0 million revolver and a $125.0 million term loan. As a result of this new facility our interest rate has been reduced to LIBOR plus 3.75% from LIBOR plus 7.5%. The proceeds from the new credit facility along with a portion of existing cash were used to pay off the previous credit facility.

Market Outlook

We are maintaining the growth of our freestanding emergency room network at an expected rate of opening 24 new sites per year, including both owned and joint venture facilities. Our second hospital, located in Carrollton, Texas, a Dallas-Ft Worth suburb, remains on schedule to open in the fourth quarter.

ADPT’s growth is addressing the shortage of quality emergency medical care in the U.S. As the most recent American College of Emergency Physicians (ACEP) survey highlights, America's emergency care system remains overstretched as emergency visits continue to rise. Respondents noted that this rise is combined in part with an increase in the acuity of patients’ injuries and/or illnesses. Again, this underscores the growing need for additional access points to high quality, 24/7 emergency care. Our facilities offer just that with convenient neighborhood locations.

“By creating new independent facilities located within neighborhoods and partnering with leading local healthcare systems, such as Dignity Health, UCHealth, and Ochsner Health System, we are part of the solution that is transforming the delivery of emergency medical care in the U.S.,” added Hall.

Conference Call

A live audio webcast to present the third quarter results will take place today at 11:00 am (Eastern Time), hosted by Thomas S. Hall, Chairman and CEO, Timothy Fielding, CFO,  and Graham Cherrington, President and COO.

The audio webcast will be available by accessing:  [https://www.webcaster4.com/Webcast/Page/1069/10992]

Following the call, an archived recording of the replay will also be available on the Adeptus Health Investor Relations page for 30 days:  http://ir.adeptushealth.com/events-and-presentations/events/default.aspx

About Adeptus Health Inc.

Adeptus Health (NYSE:ADPT) is a leading patient-centered healthcare organization expanding access to the highest quality emergency medical care through its network of freestanding emergency rooms and partnerships with premier healthcare providers.  In Texas, Adeptus Health owns and operates First Choice Emergency Room, the nation's largest and oldest network of independent freestanding emergency rooms. In Colorado, in partnership with University of Colorado Health, Adeptus Health operates UCHealth Emergency Rooms. In Arizona, with Dignity Health, the company operates Dignity Health Arizona General Hospital and freestanding emergency rooms. In Louisiana, Adeptus Health has a partnership with Ochsner Health System, the state’s largest healthcare system, to improve access to emergency medical care. All Adeptus Health freestanding facilities are fully equipped emergency rooms with a complete radiology suite of diagnostic technology (CT scanner, ultrasound, and digital X-ray), on-site laboratory, and staffed with board-certified physicians and emergency trained registered nurses. According to patient feedback collected by Press Ganey Associates Inc., Adeptus Health provides the highest quality emergency medical care and received the 2013 and 2014 Press Ganey Guardian of Excellence Award for exceeding the 95th percentile in patient satisfaction nationwide. For more information please visit us on the web at adhc.com.

Media Contact:	Jackie Zupsic Hill & Knowlton Strategies Jackie.Zupsic@hkstrategies.com Tel: (212) 885 – 0590
Investor Relations Contact:	Susan A. Noonan S.A. Noonan Communications susan@sanoonan.com Tel: (212) 966 – 3650

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our guidance, objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and ADPT undertakes no duty to update or revise any such statements except as required by the federal securities laws. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in ADPT’s filings with the U.S. Securities and Exchange Commission (“SEC”) from time to time and which are accessible on the SEC’s website at www.sec.gov, including in the section entitled “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2014. Among the factors that could cause future results to differ materially from those provided in this press release are: our ability to implement our growth strategy; our ability to maintain sufficient levels of cash flow to meet growth expectations; our ability to protect our brand; federal and state laws and regulations relating to our facilities, which could lead to the incurrence of significant penalties by us or require us to make significant changes to our operations; our ability to locate available facility sites on terms acceptable to us; competition from hospitals, clinics and other emergency care providers; our dependence on payments from third-party payors; our ability to source and procure new products and equipment to meet patient preferences; our reliance on Medical Properties Trust (“MPT”) and the MPT Master Funding and Development Agreements; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; our ability or the ability of our healthcare system partners to negotiate favorable contracts or renew existing contracts with third-party payors on favorable terms; significant changes in our payor mix or case mix resulting from fluctuations in the types of cases treated at our facilities; significant changes in the rules, regulations and systems governing Medicare and Medicaid reimbursements; material changes in IRS revenue rulings, case law or the interpretation of such rulings; shortages of, or quality control issues with, emergency care-related products, equipment and medical supplies that could result in a disruption of our operations; the intense competition we face for patients, physician use of our facilities, strategic relationships and commercial payor contracts; the fact that we are subject to significant malpractice and related legal claims; the growth of patient receivables or the deterioration in the ability to collect on those accounts; the impact on us of PPACA, which represents a significant change to the healthcare industry; and ensuring our continued compliance with HIPAA, which could require us to expend significant resources and capital; and the factors discussed in the section entitled “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2014.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, further adjusted to eliminate the impact of certain additional items, including, advisory services paid to our Sponsor, facility pre-opening expenses, management recruiting expenses, stock compensation expense and other non-recurring costs or gains.

This press release also includes presentation of Adjusted earnings (loss) per share, which is defined as earnings (loss) per share related to the Company’s overall operation, including controlling and non-controlling interests, as adjusted to exclude certain additional items, including, advisory services paid to our Sponsor, facility preopening expenses, management recruiting expenses, stock compensation expense and other non-recurring costs or gains and an adjustment for taxes in order to establish a normalized tax rate of 35% for comparability purposes, divided by the aggregate number of shares of Class A and Class B common stock outstanding as of the end of the period.

In addition, this press release presents systemwide metrics to analyze the results of operations. These systemwide metrics include systemwide net patient services revenue.  Systemwide metrics treat our unconsolidated facilities as if they were consolidated.

These non-GAAP financial measures, Adjusted EBITDA, Adjusted earnings (loss) per share and systemwide metrics, are commonly used by management and investors as performance measures. The Company’s non-GAAP financial measures are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. These non-GAAP financial measures should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance. Reconciliations of non-GAAP financial measures are provided in this press release.  Since these non-GAAP financial measures are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

Adeptus Health Inc.

Condensed Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Patient service revenue	$ 101,254	$ 66,533	$ 301,519	$ 163,008
Provision for bad debt	(17,907)	(8,934)	(50,365)	(22,390)
Net patient service revenue	83,347	57,599	251,154	140,618
Management and contract services revenue	4,865	-	8,098	-
Total net operating revenue	88,212	57,599	259,252	140,618
Equity in earnings of unconsolidated joint ventures	4,543	-	7,470	-
Operating expenses:
Salaries, wages and benefits	55,420	38,119	155,424	92,577
General and administrative	13,866	9,221	35,701	26,744
Other operating expenses	13,152	7,414	36,998	17,416
Depreciation and amortization	4,259	3,924	13,538	10,374
Total operating expenses	86,697	58,678	241,661	147,111
Income (loss) from operations	6,058	(1,079)	25,061	(6,493)
Other income (expense):
Gain on contribution to joint venture	-	-	24,250	-
Interest expense	(3,753)	(2,635)	(10,925)	(9,160)
Total other (expense) income	(3,753)	(2,635)	13,325	(9,160)
Income (loss) before provision for income taxes	2,305	(3,714)	38,386	(15,653)
Provision (benefit) for income taxes	811	(116)	7,617	142
Net income (loss)	1,494	(3,598)	30,769	(15,795)
Less: Net income (loss) attributable to the non-controlling interest	820	(2,001)	18,867	(12,182)
Net income (loss) attributable to Adeptus Health Inc.	$ 674	$ (1,597)	$ 11,902	$ (3,613)
Net income (loss) per share of Class A common stock:
Basic	$ 0.05	$ (0.16)	$ 1.05	$ (0.37)
Diluted	$ 0.05	$ (0.16)	$ 1.05	$ (0.37)
Weighted average shares of Class A common stock:
Basic	13,236,064	9,845,016	11,377,557	9,845,016
Diluted	13,236,064	9,845,016	11,377,557	9,845,016

Other information
Number of systemwide facilities, including one hospital	75	51	75	51

Adeptus Health Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited; in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income (loss)	$ 1,494	$ (3,598)	$ 30,769	$ (15,795)
Depreciation and amortization	4,902	3,924	14,587	10,374
Interest expense	3,753	2,635	10,925	9,160
Provision (benefit) for income taxes	811	(116)	7,617	142
Gain on contribution to joint venture	-	-	(24,250)	-
Advisory services arrangement fees and expenses	-	-	-	293
Preopening expenses	5,102	3,098	9,191	6,107
Management recruiting expenses	-	-	185	156
Stock compensation expense	789	357	1,946	696
Public offering expenses	1,079	159	2,072	5,157
Other	711	541	1,801	1,747
Total adjustments	17,147	10,598	24,074	33,832
Adjusted EBITDA	$ 18,641	$ 7,000	$ 54,843	$ 18,037

Adjusted Earnings Per Share Reconciliation

 (unaudited; in thousands, except shares, per share data and other information)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Weighted average common shares outstanding
Class A common shares	13,236,064	9,845,016	12,351,735	9,845,016
Class B common shares	7,531,643	10,781,153	8,388,962	10,781,153
Total Class A and B common shares	20,767,707	20,626,169	20,740,697	20,626,169

Net income (loss) attributable to Adeptus Health Inc.	$ 674	$ (1,597)	$ 11,902	$ (3,613)
Net income (loss) attributable to non-controlling interest	820	(2,001)	18,867	(12,182)
Total net income (loss)	1,494	(3,598)	30,769	(15,795)

Adjustments:
Gain on contribution to joint venture	-	-	(24,250)	-
Preopening expenses	5,102	3,098	9,191	6,107
Stock compensation expense	789	357	1,946	696
Public offering costs	1,079	159	2,072	5,157
Other	711	541	1,986	2,196
Total adjustments	7,681	4,155	(9,055)	14,156
Tax impact of adjustments (1)	(2,688)	(1,454)	3,169	(4,955)
Tax adjustment resulting from applying effective tax rate (2)	4	1,184	(5,818)	5,621
Adjusted net income (loss)	6,491	287	19,065	(973)
Adjusted net income (loss) per share	$ 0.31	$ 0.01	$ 0.92	$ (0.05)

(1) Reflects the removal of the tax benefit associated with the adjustments
(2) Represents adjusting to a normalized effective tax rate of 35%

Systemwide Net Patient Services Revenue

(unaudited; in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Net Patient Services Revenue:
Consolidated facilities	$83,347	$57,599	$251,154	$140,618
Unconsolidated joint ventures	25,691	—	46,354	—
Systemwide net patient services revenue	$109,038	$57,599	$297,508	$140,618

Adeptus Health Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2015	2014
ASSETS	(unaudited)	(audited)
Current assets
Cash	$ 46,310	$ 2,002
Restricted cash	9,166	4,795
Accounts receivable, less allowance for doubtful accounts of $30,842 and $13,068, respectively	48,809	37,422
Other receivables and current assets	24,840	17,137
Medical supplies inventory	4,299	4,287
Total current assets	133,424	65,643
Property and equipment, net	72,357	93,892
Investment in unconsolidated joint ventures	43,847	2,100
Deposits	786	1,772
Deferred tax asset	203,257	34,084
Intangibles, net	18,680	20,015
Goodwill	61,009	61,009
Other long term assets	5,730	4,303
Total assets	$ 539,090	$ 282,818

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$ 21,900	$ 25,420
Accrued compensation	20,069	13,521
Current maturities of long-term debt	4,448	1,816
Current maturities of capital lease obligations	96	81
Deferred rent	814	607
Total current liabilities	47,327	41,445
Long-term debt, less current maturities	150,204	104,982
Payable to related parties pursuant to tax receivable agreement	187,584	30,039
Capital lease obligation, less current maturities	3,981	4,056
Deferred rent	3,207	2,416
Total liabilities	392,303	182,938
Commitments and contingencies
Shareholders' equity
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized and zero shares issued and outstanding at September 30, 2015	-	-
Class A common stock, par value $0.01 per share; 50,000,000 shares authorized, 14,257,599 and 9,845,016 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	143	98
Class B common stock, par value $0.01 per share; 20,000,000 shares authorized, 6,510,108 and 10,781,153 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	65	108
Additional paid in capital	84,706	51,238
Accumulated other comprehensive loss	(92)	(74)
Retained earnings (deficit)	5,008	(3,351)
Non-controlling interest	56,957	51,861
Total shareholders' equity	146,787	99,880
Total liabilities and shareholders' equity	$ 539,090	$ 282,818

Adeptus Health Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income (loss)	$ 1,494	$ (3,598)	$ 30,769	$ (15,795)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from the disposal or impairment of assets	-	1	68	3
Depreciation and amortization	4,259	3,924	13,538	10,374
Deferred tax benefit	1,951	(1,033)	6,328	(1,033)
Amortization of deferred loan costs	251	219	719	672
Provision for bad debts	17,907	8,934	50,366	22,390
Gain on contribution to unconsolidated joint ventures	-	-	(24,250)	-
Equity in earnings of unconsolidated joint ventures	(4,543)	-	(7,470)	-
Stock-based compensation	789	359	1,946	696
Changes in operating assets and liabilities
Restricted cash	(1,362)	(597)	(4,371)	(4,498)
Accounts receivable	(20,378)	(15,117)	(61,753)	(35,560)
Other receivables and current assets	(3,412)	(3,872)	(4,363)	(2,538)
Medical supplies inventory	(692)	(976)	(852)	(1,982)
Other long-term assets	(481)	17	(591)	45
Accounts payable and accrued expenses	924	(3,275)	(3,215)	585
Accrued compensation	7,012	174	6,548	3,994
Deferred rent	326	708	1,703	1,804
Net cash provided by (used in) operating activities	4,045	(14,132)	5,120	(20,843)
Cash flows from investing activities:
Deposits	(64)	(231)	921	(470)
Proceeds from the sale of property and equipment	-	-	1,527	2,003
Capital expenditures	(1,646)	(14,810)	(4,916)	(36,830)
Net cash used in investing activities	(1,710)	(15,041)	(2,468)	(35,297)
Cash flows from financing activities:
Proceeds from public offerings, net of underwriters fees and expenses	265,950	-	360,420	96,226
Purchase of limited liability units from LLC Unit holders	(265,950)	-	(360,420)	-
Proceeds from long-term borrowings	-	-	54,000	93,955
Payment of deferred loan costs	(1,078)	(111)	(1,573)	(702)
Payments on borrowings	(273)	(265)	(6,964)	(69,642)
Payments of capital lease obligations	(21)	(16)	(60)	(39)
Payment of dividends	-	-	-	(60,000)
Forfeiture of restricted stock on vesting	(205)	-	(205)	-
Tax distribution to unit holders	(577)	-	(3,542)	(9)
Contribution from original owner	-	-	-	167
Net cash provided by (used) financing activities	(2,154)	(392)	41,656	59,956
Net increase (decrease) in cash and cash equivalents	181	(29,565)	44,308	3,816
Cash, beginning of period	46,129	44,876	2,002	11,495
Cash, end of period	$ 46,310	$ 15,311	$ 46,310	$ 15,311